UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 27, 2015

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12719	76-0466193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Louisiana St., Suite 700, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-780-9494

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 27, 2015, Goodrich Petroleum Corporation (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that it was not in compliance with the continued listing standards set forth in Section 802.01B and 802.01C of the NYSE Listed Company Manual because the average closing price of the Company’s common stock was less than $1.00 over a consecutive 30 trading-day period, the Company’s average market capitalization was less than $50 million over a consecutive 30 trading-day period and the stockholder’s equity of the Company was less than $50 million.

The Company intends to notify the NYSE by September 11, 2015 that it intends to cure these deficiencies and to return to compliance with the NYSE continued listing requirements. The Company can avoid delisting under 802.01C if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading-day of that month. The Company intends to consider available alternatives in order to cure the stock price deficiency and return to compliance with the NYSE continued listing requirements. Under the NYSE’s rules, if the Company determines that it will cure the stock price deficiency by taking an action that will require approval by its shareholders at the next annual meeting of shareholders, the six-month period described above will extend to shortly after such annual meeting.

In order to avoid delisting under 802.01B, the Company has 45 days from the receipt of the NYSE notice to submit a business plan advising the NYSE of definitive actions the Company has taken, or proposes to take, that would bring it into compliance with the market capitalization listing standards within 18 months of receipt of the NYSE notice. If the NYSE accepts the plan, the Company’s common stock will continue to be listed and traded on the NYSE during the 18 month cure period, subject to the Company’s compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan. If the plan is not submitted on a timely basis or is not accepted, the NYSE could initiate delisting proceedings.

Item 7.01	Regulation FD Disclosure

On September 1, 2015, the Company issued a press release announcing that it had received the notice of noncompliance with the NYSE continued listing standards. A copy of this press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

On September 1, 2015, the Company issued a press release announcing that it had entered into certain exchange agreements (as described below). A copy of this press release is furnished herewith as Exhibit 99.2 and incorporated herein by reference.

The information furnished pursuant to this Item 7.01 and Exhibits 99.1 and 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01	Other Events

On September 1, 2015, the Company entered into separate, privately negotiated exchange agreements, each effective as of September 2, 2015, with certain holders (the “Holders”) of the Company’s 5.00% Convertible Senior Notes due 2032 (the “Existing Notes”), pursuant to which the Company has agreed to issue $27.5 million aggregate original principal amount of new 5.00% Convertible Exchange Senior Notes due 2032 (the “New Notes”) in exchange for $55 million aggregate original principal amount of Existing Notes held by such Holders.

The indenture governing the New Notes will include covenants substantially similar to those governing the Existing Notes.

The Company expects to close the debt exchanges on September 8, 2015, subject to customary closing conditions.

The Company offered the New Notes to the holders of Existing Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company relied on this exemption from registration based in part on representations made by the Holders of Existing Notes.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued September 1, 2015.

99.2	Press Release issued September 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION

September 1, 2015	By:	/s/ Michael J. Killelea
	Name:	Michael J. Killelea
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued September 1, 2015.

99.2	Press Release issued September 1, 2015.